Exhibit 10.32

Execution Copy
Dated This 30TH day of October 2009
By and Among
TPG Star Energy Ltd.
Sino link Limited
Far East Energy Limited
MI Energy Corporation
AND
MIE Holdings Corporation

AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT
in relation to
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	RESTRICTIONS ON TRANSFERABILITY	9

3.	PREEMPTION RIGHTS	16

4.	[Intentionally left blank]	17

5.	COVENANTS	17

6.	BOARD OF DIRECTORS	19

7.	MEETINGS OF SHAREHOLDERS	22

8.	ANNOUNCEMENTS AND CONFIDENTIALITY	23

9.	NOTICES	24

10.	GOVERNING LAW AND PRIORITY	26

11.	TERMINATION OF AGREEMENT	26

12.	ARBITRATION	27

13.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES	28

14.	MISCELLANEOUS	29

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on the 30th day of October 2009 by and among
(1)	TPG STAR ENERGY LTD., an exempted company incorporated with limited liability in the Cayman Islands (“TPG”);

(2)	Sino Link Limited, an exempted company incorporated in Cayman Islands with limited liability (“Sino Link”, and together with TPG, each an “Investor” and together the “Investors”);

(3)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administration Region of the People’s Republic of China (“FEEL”);

(4)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(5)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).
(The Investors and FEEL are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder”. The Investors, FEEL, MIE and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, TPG, FEEL, the Company and MIE are parties to the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 (the “TPG SPA”), pursuant to which TPG subscribed for 2,145,749 Series A Preferred Shares;
WHEREAS, Standard Bank Plc, a financial institution incorporated in England (“Standard Bank”), and the Parties (other than Sino Link) entered into a shareholders’ agreement dated July 9, 2009 (the “Original Shareholders’ Agreement”) in relation to the Company;
WHEREAS, Standard Bank, FEEL and others entered into an agreement dated October 30, 2009 pursuant to which, among other things, Standard Bank would transfer 197,049 Ordinary Shares to FEEL and cease to be a shareholder of the Company;
WHEREAS, Sino Link, FEEL, Zhang Ruilin (“Zhang”), Zhao Jiangwei (“Zhao”) and Shang Zhiguo (“Shang” and collectively with Zhang and Zhao, the “FEEL Shareholders”) entered into the Shares Purchase Agreement dated October 26, 2009 (the “Sino Link SPA”) pursuant to which Sino Link purchased 363,373 Series A Preferred Shares on the terms and subject to the conditions contained in the Sino Link SPA;
WHEREAS, the respective obligations of the parties under the Sino Link SPA to be performed at the Completion (as defined in the Sino Link SPA) are conditioned upon the execution and delivery of this Agreement by the Parties; and
WHEREAS, the Parties are desirous of entering into this Agreement to (i) reflect Standard Bank’s departure, (ii) terminate, supercede and replace the Original Shareholders’ Agreement in its entirety by this Agreement, and (iii) regulate the relationship of the Shareholders inter se and with the Company.

NOW THEREFORE, upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, the following words have the following respective meanings:

“Adjourned Meeting”	has the meaning given such term in Clause 6.10.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Sino Link, Affiliate shall only include any other person that directly controls and holds a majority interest in Sino Link, and (iii) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Agreement”	has the meaning given such term in the Preamble.

“Annual General Meeting”	has the meaning given such term in Clause 7.1.

“Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning given such term in Clause 6.8.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders.

“Companies Law”	means the Companies Law (2007 Revision) of the Cayman Islands,

as amended, and every statutory modification or reenactment thereof for the time being in force.

“Company”	has the meaning given such term in the Preamble.

“Company Employee Share Option Scheme”	has the meaning given such term in Clause 5.3.

“Competing Business”	means, in respect of any Person, any business engaged by such Person that competes, directly or indirectly, with the Company or any of its Subsidiaries.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Cut-Off Date”	has the meaning given such term in Clause 2.2(b).

“Debt Settlement Transactions”	has the meaning given such term in the TPG SPA.

“Director”	means an appointed director of the Company, including, where applicable, an alternate director.

“Effective Date”	has the meaning given such term in the Amendment.

“Electing Offeree”	has the meaning given such term in Clause 2.2(b).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Extended Cut-Off Date”	has the meaning given such term in Clause 2.2(c).

“Extended Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(b).

“FEEL”	has the meaning given such term in the Preamble.

“FEEL Directors”	has the meaning given such term in Clause 6.2(b).

“FEEL Shareholders”	has the meaning given such term in the Recitals.

“General Meeting”	means any general meeting of the Shareholders.

“HKIAC”	has the meaning given such term in Clause 12.2.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“Investor” or “Investors”	have the meanings given such terms in the Preamble.

“JMC Budget”	means an annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation.

“Joint Management Committee”	has the meaning given such term in the Production Sharing Contracts.

“Management Accounts”	means the unaudited management accounts of the Company and of each of the Company’s Subsidiaries, in the agreed form.

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“MIE”	has the meaning given such term in the Preamble.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“MIE Loan”	has the meaning given such term in the TPG SPA.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“New Securities”	means Shares or rights, option, warrants or other securities convertible into or exercisable or exchangeable for Shares after the date of this Agreement, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme in accordance with Clause 5.3;

(b) upon conversion of the Series A Preferred Shares;

(c) as a dividend or other distribution on the Series A Preferred Shares;

(d) pursuant to a Qualified IPO; and

(e) in connection with any stock split or stock dividend.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a Competing Business, it being understood that TPG and Sino Link are Non-Competing Persons.

“Non-Offering Shareholders”	has the meaning given such term in Clause 2.2(a).

“Notices”	has the meaning given such term in Clause 9.

“OFAC”	has the meaning given such term in Clause 13.5.

“Offered Shares”	has the meaning given such term in Clause 2.2(a).

“Offering Shareholder”	has the meaning given such term in Clause 2.2(a).

“Ordinary Shares”	means the ordinary shares, US$0.01 par value each, of the Company.

“Participant”	has the meaning given such term in Clause 2.3(b).

“Party” or“Parties”	have the meanings given such terms in the Preamble.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pre-Approved Affiliate Transaction”	has the meaning given such term in the TPG SPA.

“Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(a).

“Production Sharing Contracts”	has the meaning given such term in the TPG SPA.

“Proposed Transfer”	means any Transfer of any Shares proposed by any Shareholder.

“Prospective Transferee”	means any Person to whom a Shareholder proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Clause 2.3.

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Remaining New Securities”	has the meaning given such term in Clause 3.2(c).

“Required Shareholding Ownership Expiration Date”	has the meaning given such term in Clause 13.3.

“Reserved Matter”	means any of the matters affecting the MIE Group set forth in Schedule 1.

“Restated Articles”	means the Third Amended and Restated Memorandum and Articles of the Company, as set out in Exhibit B to the Sino Link SPA (as may be amended from time to time).

“Scheduled Completion Date”	has the meaning given such term in Clause 2.2(e).

“Series A Preferred Shareholder”	means each holder of the Series A Preferred Shares.

“Series A Preferred Shares”	means the Series A Preferred Shares, US$0.01 par value each, in the Company having the rights attached thereto as set out in the Restated Articles.

“Shareholders”	means FEEL, TPG and Sino Link, and each Person to whom the rights of a Shareholder are assigned pursuant to Clause 14.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Clause 2.6 and any one of them, as the context may require.

“Shareholding Effective Date”	has the meaning given such term in Clause 2.1.

“Shareholding	means, with respect to any Shareholder, the ratio (expressed as a percentage) of the number of Shares held by such Shareholder to

Percentage”	the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Shareholders, all Series A Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares and Series A Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	has the meaning given such term in the Preamble.

“Sino Link SPA”	has the meaning given such term in the Recitals.

“Subsidiary”	means, with respect to any Person:

(a)    any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)    any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer Purchase Price”	means the higher of (x) the weighted average price per Share of the aggregate Shares (i) to be Transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3 and (ii) Transferred by the Tag-Along Seller and its Affiliates during the 12-month period prior to the date of the Tag-Along Notice and (y) the price per Share of the Shares to be transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3.

“Tag-Along Seller”	has the meaning given such term in Clause 2.3(a).

“TPG”	has the meaning given such term in the Preamble.

“TPG Director”	has the meaning given such term in Clause 6.2(a).

“TPG SPA”	has the meaning given such term in the Recitals.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale (including by merger or sale of equity of a Person or an Affiliate of a Person having shares), offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning given such term in Clause 2.2(a).

“Transaction Agreements”	has the meaning given such term in the TPG SPA.

“UNCITRAL Rules”	has the meaning given such term in Clause 12.2(a).

“US$”	means the lawful currency of the United States of America.

“Voting Percentage”	means, with respect to any Shareholder at any particular time, the ratio (expressed as a percentage) of the number of votes which may be cast at that time at a meeting of the shareholder of the Company in relation to Shares owned, directly or indirectly, by such Shareholder and its Affiliates to the aggregate number of all the votes which may be cast at that time at any such meeting of the shareholders in relation to all issued Shares.
1.2	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement.

(g)	References to the Preamble, Recitals, Clauses and Schedules are to the preamble, recitals and clauses of and schedules to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	This Agreement is the result of negotiations between, and has been reviewed by, the respective Parties. Accordingly, this Agreement shall be deemed to be the product of all Parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Shareholders, MIE or the Company, as the case may be, thereto solely as a result of such Party’s actual or alleged role in the drafting of any such agreement.

(k)	Any reference in this Agreement to a Transaction Agreement shall include any schedules and exhibits attached to it and shall include that Transaction Agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Agreement.

(l)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	RESTRICTIONS ON TRANSFERABILITY

2.1	Transfer Restrictions.
(a)	Prior to the date falling one (1) year after the date on which a Shareholder becomes a Shareholder of the Company (“Shareholding Effective Date”), no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:
(i)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%);

(ii)	any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 of the TPG SPA and Clause 4 of the Sino Link SPA shall be permitted.
(b)	On and after the date falling one (1) year after the Shareholding Effective Date, no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:

(i)	subject to Clause 13.3, any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the TPG SPA or Clause 4 of the Sino Link SPA shall be permitted.
(c)	At any time but subject to Clause 13.3, FEEL may Transfer Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
2.2	Right of First Refusal.
(a)	Except for a Transfer in accordance with Clause 2.1(a), 2.1(b), 2.1(c), 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the TPG SPA or Clause 4 of the Sino Link SPA if at any time, any Shareholder (an “Offering Shareholder”) desires to Transfer (upon the terms and conditions under this Agreement) all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Shareholders (the “Non-Offering Shareholders”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Shareholder shall deliver to each Non-Offering Shareholder (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Shareholders stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(b)	Each Non-Offering Shareholder shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Shareholders) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Shareholder to the Offering Shareholder (with a copy to the Company and each of the other Non-Offering Shareholders). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Shareholder to any Non-Offering Shareholder during such 30-day period shall be offered to each Non-Offering Shareholder and shall be set forth in a new Transfer Notice to each such Non-Offering Shareholder, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Shareholders who elect to purchase the Offered Shares pursuant to this Clause

2.2(b) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(c)	If some, but not all, of the Non-Offering Shareholders do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Clause 2.2(b) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(d)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Shareholder and the Electing Offerees.

(e)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Shareholder and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Shareholder shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Shareholder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Clause 2.2.

(f)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Shareholder and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(g)	Notwithstanding the foregoing, if the Non-Offering Shareholders have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Shareholders shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Shareholder shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

(h)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of this Agreement and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Shareholder may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Shareholders (other than the Electing Offeree) as Offered Shares under this Clause 2.2.

(i)	Any sale to a Prospective Transferee pursuant to either Clause 2.2(g) or Clause 2.2(h) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Shareholders, and the Offering Shareholder must sell all of the Offered Shares and not some only. Concurrently with any such sale to a Prospective Transferee who is not then a party to this Agreement and, as a condition precedent for such Transfer, such Prospective Transferee shall comply with the provisions of Clause 2.6.

(j)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Clause 2.2(g) or Clause 2.2(h), then the rights of the other Shareholders under this Clause 2.2 shall be fully restored and reinstated as if such offer had never been made and the Offering Shareholder must again follow the procedures set forth in this Clause 2.2 prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by this Agreement.
2.3	Tag-Along Rights.
(a)	Except for a Transfer pursuant to Clause 2.1(a), 2.1(b), 2.1(c), or 2.7 of this Agreement, Clause 7 or 8.2 of the TPG SPA, or Clause 4 of the Sino Link SPA, and subject always to Clause 2.2, if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then total issued and outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Shareholders at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Shareholders on the same terms and conditions of the Proposed Transfer (provided that the Investors shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed

Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than the Investors shall be subject to the same tag-along right under this Clause 2.3.
(b)	Each non-Transferring Shareholder shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Shareholder (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Shareholders). No holders of Series A Preferred Shares shall be entitled to sell Series A Preferred Shares pursuant to this Clause 2.3, but shall be permitted to convert or exercise its applicable portion of Series A Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Shareholders shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(c)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Clause 2.3(b). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Clause 2.3(c), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Clause 2.3 and the denominator of which is the total number of Shares to be Transferred pursuant to this Clause 2.3.

(d)	The non-exercise of the rights of any of the non-Transferring Shareholders to participate in one (1) or more Transfers of Shares under this Clause 2.3 shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Clause 2.3.

(e)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Clause 2.3 is applicable unless the sale of Shares by Participants exercising their rights under this Clause 2.3 is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.
(e)	Notwithstanding anything contained in this Clause 2.3 to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Shareholder in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Clause 2.3 have been triggered.
2.4	Restrictive Legend.
Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):
THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF OCTOBER 30, 2009, AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION, AND THE COMPANY.
2.5	Authorisation; Effect of Failure to Comply.
(a)	The Shareholders shall cause the Company to take any and all steps for and on behalf of a transferring Shareholder to give effect to the Transfer of Shares pursuant to this Clause 2.

(b)	Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Shares not made in strict compliance with this Agreement).

(c)	If any Shareholder becomes obligated to sell any Offered Shares to any Exercising Offeree under this Agreement and fails to deliver a share transfer certificate duly executed by the Shareholder, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of this Agreement, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
2.6	Adherence on Transfer or Issue.
(a)	Any Transfer of Shares (other than a Transfer of Shares pursuant to Clause 2.1(c)) shall require the prior adherence by the transferee to the terms of this Agreement. The transferee to whom a Shareholder is to Transfer Shares shall execute and deliver to each other Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof in the same manner as the transferring Shareholder and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as the transferring Shareholder.

(b)	Any issue of Shares by the Company to a Person who is not already a Party and a Shareholder shall require the prior adherence by such Person to the terms of this Agreement. Such Person shall execute and deliver to each Shareholder and the Company as agreement of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as a Shareholder.
2.7	Exempt Transfers.
(a)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Clause 2 shall not apply to a Transfer by a Shareholder of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(1)	such Shareholder shall provide written notice of such Transfer to each other Shareholder;

(2)	the transferee to whom the Shareholder is to Transfer the Shares is a Non-Competing Person and shall execute and deliver to each other Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder in the same manner as the transferring Shareholder and be entitled to the same rights to the same extent and in the same manner as the transferring Shareholder;

(3)	such Shareholder shall remain bound by its obligations under this Agreement; and

(4)	if any such transferee Affiliate shall cease to be an Affiliate of such Shareholder, any Shares held by such transferee shall be promptly retransferred to such Shareholder or transferred to another of such Shareholder’s Affiliates.
(b)	Notwithstanding anything to the contrary herein, the provisions of this Clause 2 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrances over the Shares pursuant to the CITIC KaWah Facility.
3.	PREEMPTION RIGHTS

3.1	Preemption Rights. The Company hereby grants to each Shareholder the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue.

3.2	Preemption Rights Procedure. The preemption rights granted under this Clause 3 shall be subject to the following provisions:
(a)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Shareholder fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Shareholders may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Shareholders), the New Securities not previously purchased.

(b)	If some (but not all) of the Shareholders do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Shareholders shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Shareholders pursuant to Clause 3.2(a) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Shareholders).

(c)	If none of the Shareholders have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Shareholders have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(d)	Regardless of whether the Shareholders exercise their preemption rights granted under this Clause 3 by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Shareholders, provided that such purchaser(s) shall execute and deliver to each other Shareholder and the Company an instrument of ratification and accession to this Agreement, in form and substance satisfactory to the Shareholders, indicating such purchaser’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Shareholders in the manner provided above. The completion of the sale of New Securities to the participating Shareholders and other purchasers shall occur simultaneously.

(e)	The preemption rights granted under this Clause 3 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
4.	[Intentionally left blank.]

5.	COVENANTS

5.1	Information Rights. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage, provided, however, that so long as Sino Link holds Shares of the Company, the Company shall also furnish to Sino Link and its Affiliates:
(a)	monthly Management Accounts (where available) and quarterly operations reports within thirty (30) days of the end of each quarterly period, each prepared in a manner consistent with the manner in which such accounts and reports were prepared prior to the date thereof;

(b)	annual audited financial reports (including the notes, reports, statements and other documents which are required by law or applicable accounting standards to be, or are otherwise, annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any revisions and/or supplements to the same, within one hundred and twenty (120) days of the end of each financial year, prepared in a manner consistent with the manner in which such reports were prepared prior to the date thereof;

(c)	annual budgets (including the notes, reports, statements and other documents which are annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any updates, revisions and/or supplements to the same, within thirty (30) days after finalization of the annual budget prepared in the ordinary course of business and in a manner consistent with the manner in which the JMC Budgets were prepared prior to the date thereof; and

(d)	any other information required to be furnished to shareholders of an exempted company under the laws of the Cayman Islands.
5.2.	Access to Company Records. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage with reasonable visitation and inspection rights to any of the properties of the Company and its Subsidiaries, including the books of account, and the right to discuss the Company’s and its Subsidiaries’ business affairs, finances and accounts with the Company’s and its Subsidiaries’ officers or directors, at such times as such Shareholder may reasonably request.

5.3	Employee Share Option Scheme. The Company shall adopt an employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board (“Company Employee Share Option Scheme”), provided that such issuance of Shares or options for Shares shall not result in any one person receiving such Shares holding an aggregate Shareholding Percentage exceeding 2%.

5.4	Offshore Payments. The Company and MIE shall ensure that all revenues relating to the Daan Production Sharing Contract is paid in US$ into a bank account established outside of the PRC (an “Offshore Bank Account”) in the name of MIE, but only to the extent required by the CITIC KaWah Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of MIE’s business. Subject to the required approvals being obtained, which approvals the Company and MIE shall use their commercially reasonable endeavours to obtain as soon as reasonably practicable in accordance with the CITIC KaWah Facility, the Company and MIE shall further ensure that all revenues relating to all other Production Sharing Contracts to which any member of the MIE Group is or may in the future be a party is paid in US$ into an Offshore Bank Account in the name of the relevant member of MIE Group, but only to the extent required by the CITIC KaWah Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of the relevant member of MIE Group.

5.5	General Covenants. Each of the Company and MIE shall use their commercially reasonable endeavours to carry out the following matters within six (6) months of the date of the completion under the TPG SPA:
(a)	following completion of the amendment to the MIE Business License pursuant to (a)(i) above, apply to Beijing SAFE to change the description of business scope and operation term recorded on MIE’s foreign exchange registration certificate to be consistent with the MIE Business License;

(b)	register in the PRC trademarks and other intellectual property rights of MIE;

(c)	enter into appropriate employment contracts with all senior employees of MIE to the standard required to satisfy requirements for a listing on a Recognised Stock Exchange;

(d)	cause the FEEL Shareholders to file the details of the Debt Settlement Transactions and the related capital change in MIE Group with, and to the extent practicable or permissible, obtain all necessary registrations related thereto from, Jilin SAFE; and

(e)	adopt and establish internal and management controls of the Company and MIE to the standard required to satisfy requirements for a Qualified IPO.
5.6	Termination of Rights. The rights granted under Clauses 5.1 and 5.2 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.

6.	BOARD OF DIRECTORS

6.1	Number of Directors. The number of Directors holding office at any one time shall be five (5), unless otherwise agreed by all of the Shareholders.

6.2	Board Composition. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Shareholders whereby the number of nominated Directors by each Shareholder shall be as nearly as practicable in proportion to such Shareholder’s Shareholding Percentage (for which purposes a Shareholder may aggregate the Shareholding Percentages of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Shareholder shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”); and

(b)	Four (4) Directors will be nominated by FEEL (the “FEEL Directors”), so long as FEEL or its Affiliates shall remain a Shareholder;
provided, however, that FEEL shall always be entitled to nominate a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.
6.3	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Clause 6.2, the Shareholders shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Shareholder.

6.4	Removal of Directors. A Director may be removed and replaced at any time by the Shareholder that has nominated such Director in accordance with the provisions of the Companies Law. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Shareholder that nominated such Director shall nominate a new Director in accordance with Clause 6.2 and the Shareholders shall vote their Shares to cause the election to the Board of any such new Director.

6.5	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Shareholder(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.

6.6	Alternate Directors. A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.

6.7	Obligations Toward Directors. The Company shall:
(a)	enter into a customary indemnification agreement with each of its Directors and officers;

(b)	obtain directors and officers liability insurance in an amount and on terms approved by the Board and by TPG; and

(c)	reimburse the Directors for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Directors in connection with attending meetings of the Board.
6.8	Chairman. The Chairman of the Board (the “Chairman”) shall be one of the FEEL Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other FEEL Directors shall chair such meeting.

6.9	Frequency of meetings; Notice. Except as otherwise provided in this Agreement, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance. Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters.

6.10	Quorum. The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) FEEL Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors (the “Adjourned Meeting”). If at the Adjourned Meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

6.11	Conference Meetings. Meetings of the Directors held by means of a telephone conference which enables all persons participating in the meeting to hear each other at the same time and to communicate with each other shall be valid as if they were attended by all Directors in person. Such participation by any Director shall constitute presence in person at the meeting by such Director. All meetings of the Directors shall enable Directors to participate by means of telephone conference.

6.12	Board Approvals.
(a)	Except as otherwise provided in, or delegated in accordance with, this Agreement or the Restated Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.

(b)	Any Reserved Matter shall, in addition to the approval of the shareholders of the Company as set forth in Clause 7.4, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter, provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Clause 6.9 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under clause (x) of Schedule 1 if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Shareholders shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.

(c)	Notwithstanding anything in this Agreement to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Clause 6.12(a) and will not be considered a Reserved Matter subject to consent pursuant to Clause 6.12(b).

(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.

(e)	The Company shall cause its Subsidiaries not to act with respect to Reserved Matters except in accordance with Clause 6.12(b).
6.13	Written Resolution. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.

6.14	Board Information. The Board shall distribute (a) the minutes of any meetings of the Joint Management Committee under each of the Production Sharing Contracts to each of the Directors and (b) the technical reports received by the Company from time to time, including but not limited to, reserves updates.

6.15	Business Opportunity. TPG shall have the right to, and shall have no duty not to, engage in the same or similar business activities or lines of business as the Company or MIE, including those deemed to be competing with the Company or MIE, and in the event that TPG (or any of its Affiliates or appointed Directors) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, TPG (and its Affiliates and appointed Directors) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and shall not be liable for breach of any duty (contractual or otherwise) by reason of the fact that TPG (or any of its Affiliates) directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company. Notwithstanding the foregoing, to the extent that TPG acquires knowledge of a potential transaction or matter that is likely to be a corporate opportunity for the Company solely as a result of an employee or agent of TPG (or any of its Affiliates) attending board meetings of the Company in his or her capacity as a director of the Company, then TPG will not pursue such opportunity for itself, or direct such opportunity to another Person, unless the Company has declined to pursue such opportunity or fails to actively pursue such opportunity within fifteen (15) days after it is notified by TPG about its interest in the opportunity.

7.	MEETINGS OF SHAREHOLDERS

7.1	General Meeting. A General Meeting of the shareholders of the Company (the “Annual General Meeting”) shall be held once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting.

7.2	Extraordinary Meetings. Extraordinary meetings of the shareholders of the Company shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Companies Law) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all shareholders of the Company and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by shareholders of the Company having an aggregate Voting Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

7.3	Quorum. The quorum for any meeting of the shareholders of the Company shall be shareholders of the Company whose aggregate Voting Percentage is not less than sixty-six and two-thirds percent (66 2/[3]%) present personally or by duly appointed proxy, attorney or representative, provided, however, that for the Shareholders Meeting to be validly convened, TPG shall be present or represented . If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the shareholders of the Company. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, shareholders of the Company whose Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.
7.4	Shareholder Approval.
(a)	Except as required by applicable law, any action by the shareholders of the Company at any General Meeting or extraordinary meeting shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all special resolutions by the shareholders of the Company shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided, however, that a special resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

(b)	In the event that a resolution of the shareholders at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the shareholders and no written resolution of shareholders shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Clause 6.12(b).
7.5	Written Resolution. Except as otherwise required by applicable law, a resolution in writing (circulated to all the shareholders of the Company) approved and signed by all the shareholders of the Company shall be valid and effectual as if it had been a resolution passed at a meeting of the shareholders of the Company duly convened and held.

7.6	Chairman. The Chairman of the Board for the time being shall also preside as chairman at any General Meeting. If the Chairman of the Board is absent at any General Meeting, a Director shall act as the chairman.

8.	ANNOUNCEMENTS AND CONFIDENTIALITY

8.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without prior consultation with the other Parties. This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

8.2	Confidentiality. Subject to Clause 8.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this

Agreement or the existence and negotiations relating to this Agreement (and such other agreements).
8.3	Exceptions to Confidentiality. Clause 8.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any stock exchange;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to (i) the Company’s Directors, officers, employees, legal counsel, advisors and existing lenders, (ii) any of the Shareholders and any of the Shareholders’ respective shareholders, partners, directors, legal counsel and advisors, or (iii) a bona fide prospective purchaser of Shares, on terms that such Persons undertake to comply with the provisions of Clause 8.2 in respect of such information as if they were a party to this Agreement;

(d)	the information becomes publicly available (other than by breach of this Agreement);

(e)	the other Parties have given prior written approval to the disclosure or use; or

(f)	the disclosure is made to MIE’s lenders under the CITIC KaWah Facility.
9.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre

8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160-1008
Attention: Mr. Sang Jin Han

if to Sino Link, to	:	c/o 14/F, Capital Mansion
6 Xinyuan Nanlu
Chaoyang District, Beijing 100004
PRC
Fax: (8610) 8486 1690
Attention: Mr. Lu Chunqing

if to FEEL, to	:	Far East Energy Limited
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Zhang Ruilin

if to MIE, to	:	MI Energy Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC
Facsimile: (8610) 5123 8866
Attention: Mr. Forrest Dietrich

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi

if to the Company, to	:	MIE Holdings Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
PRC

Facsimile: (8610) 5123 8866
Attention: Mr. Zhang Ruilin

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China
Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi
10.	GOVERNING LAW AND PRIORITY

10.1	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

10.2	Priority. The Parties hereby agree that in the event of any conflict, discrepancy or inconsistency between the Restated Articles and this Agreement, the terms hereof shall prevail for all purposes of this Agreement. In the event of any such conflict, discrepancy or inconsistency, the Parties agree, to the extent permitted by applicable law, to amend the Restated Articles to reflect the terms of this Agreement. Nothing contained in this Agreement shall be deemed to constitute an amendment of the Restated Articles.

11.	TERMINATION OF AGREEMENT

11.1	Termination. This Agreement shall terminate:
(i)	upon the written agreement of the Parties;

(ii)	upon the liquidation of the Company;

(iii)	upon the consummation of a Qualified IPO;

(iv)	upon a Trade Sale; or

(v)	with respect to any Shareholder, if such Shareholder and its Affiliates no longer own any Shares;
provided, however, that Clauses 8, 10, 11 and 12 shall survive any termination hereof.

11.2	Effect of Termination. Upon termination of this Agreement as provided in Clause 11.1, the rights and privileges granted to and the obligations imposed upon each of the Shareholders in this Agreement shall immediately terminate; provided, however, except as otherwise agreed by the relevant Parties, no termination of this Agreement shall release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive the termination hereof.

12.	ARBITRATION

12.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

12.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the 30-day period specified in Clause 12.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Center (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceedings shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in Hong Kong or elsewhere. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
12.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction and a request for such provisional remedy or interim injunction by the Parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

12.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

12.5	Survival. The provisions contained in this Clause 12 shall survive the termination or expiration of this Agreement.

13.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

13.1	Initial Public Offering. Each of the Parties shall use commercially reasonable efforts to facilitate a Qualified IPO within twenty-four (24) months of the completion under the TPG SPA (the “TPG Completion”). The Company shall use its commercially reasonable endeavours (including providing all information necessary and appropriate) to obtain, if such Qualified IPO is on the Hong Kong Stock Exchange and if feasible, private rulings from the Hong Kong Stock Exchange that:
(a)	MIE’s current Production Sharing Contracts will be sufficient to demonstrate the right to use the land constituting the oilfields without PetroChina’s land use rights certificates for listing of the shares of the Company on the Hong Kong Stock Exchange; and

(b)	FEEL’s current shareholding arrangements will be sufficient to comply with the continuity of ownership requirements for listing of the shares of the Company on the Hong Kong Stock Exchange.
13.2	Market Stand-Off Agreement. Each Shareholder shall agree to customary market stand-off or lock-up restrictions upon a Qualified IPO as may be required by applicable rules, laws or regulations.

13.3	FEEL Shareholding. At any time from and after the TPG Completion, FEEL and its Affiliates shall maintain a Shareholding Percentage of more than fifty percent (50%) until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to TPG following the Qualified IPO, (b) the date upon which TPG’s shareholding in the Company falls below the Minimum Shareholding Percentage and (c) the date falling sixty (60) months from the TPG Completion (such earlier date, the “Required Shareholding Ownership Expiration Date”). During the period from the TPG Completion until Required Shareholding Ownership Expiration Date, the Shares held by FEEL and its Affiliates will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the TPG SPA or the CITC KaWah Facility.

13.4	MIE Shareholding. At any time from and after the TPG Completion, FEEL shall cause the Company to, and the Company shall, legally and beneficially own all the issued and outstanding shares of MIE until the date falling on the Required Shareholding Ownership Expiration Date. During the period from the TPG Completion until the Required Shareholding Ownership Expiration Date, all the issued and outstanding shares of MIE will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the CITIC KaWah Facility.

13.5	Consultation Rights. At least five (5) Business Days prior to the making of any decisions in relation to (a) the appointment or removal of any directors of any member of the MIE Group or increase of the remuneration of any of the same or (b) the recruitment, election, dismissal or change of the remuneration or conditions of any of the following employees of any member of the MIE Group: Zhang Ruilin, Zhao Jiangwei, the chief executive officer, the chief financial officer, the chief operating officer, the president, any senior vice presidents or any other persons serving similar positions as listed herein, the Company shall consult with TPG prior to making such decision.
13.6	Compliance with Laws. The Company shall comply with all applicable laws that are or may be applicable to the Company’s business (including laws with respect to the environment, occupational health and safety, international sanctions and business practices). The Company shall implement international best practices for governance and internal controls. The Company shall not conduct or enter into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor MIE has financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

13.7	Further Assurances. The Shareholders shall promptly and duly execute and deliver such documents and take, and cause the Company to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created under this Agreement.

13.8	Nominees. Each Shareholder shall procure that each of its nominees, including Directors nominated by it, shall perform its duties in accordance with the terms and provisions of this Agreement to the fullest extent permitted by applicable law.

13.9	Consents and Approvals for Share Transfers. If the Transfer of any Shares by any Shareholder in accordance with this Agreement requires any consent, authorization, approval and permit from, or the making of any filing or notice to, any other Person or governmental, quasi-governmental and regulatory body, agency and authority necessary and appropriate to permit such Transfer under applicable law, the Shareholders shall use reasonable best efforts to cause the Company and its Subsidiaries to procure and receive prior to such Transfer, such consent, authorization, approval or permit or makes such filing or notice.

14.	MISCELLANEOUS

14.1	Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties (provided that as long as TPG shall be a shareholder, TPG shall have the right to assign its rights under Clause 5 and Clause 6 to TPG Star, L.P.). Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.2	Ownership. Each Shareholder represents and warrants that such Shareholder is the sole legal and beneficial owner of the Shares subject to this Agreement and that no other Person has any interest in such Shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

14.3	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or reasonably desirable to give full effect to the spirit and intent of this Agreement.

14.4	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

14.5	No Joint Venture or Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a joint venture or a partnership between any of the Parties and none of them shall have any authority to bind the others in any way.

14.6	No Waiver. The failure of a Shareholder at any time to require observance or performance by any other Shareholder of any of the provisions of this Agreement shall in no way affect the Shareholder’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Shareholder of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

14.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

14.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitutes one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitutes one and the same instrument.

14.9	Effecting the Intentions of the Parties under this Agreement. Each Shareholder agrees to exercise its voting rights in the Company to effect the intentions, agreements and purposes specified herein. Each Shareholder agrees that if as a result of any applicable law the intentions of the Parties expressed in this Agreement shall not be effected, it will take all reasonable steps necessary to give effect to such intentions.

14.10	Entire Agreement. The Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.

14.11	Share Splits, Share Dividends, etc. In the event of any issuance of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Clause 2.4.

14.12	Costs and Attorneys’ Fees. Each Party shall pay its own expenses in connection with the transactions contemplated by this Agreement.

14.13	No Liability for Election of Directors. Neither the Company or any of the Shareholders, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the member of the Board designated by any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such designee pursuant to this Agreement.

14.14	Obligations of Investors Several. The obligations of the Investors under this Agreement are several and no Investor shall be liable for the default of another Investor.
[Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director

MI ENERGY CORPORATION
By:	/s/ Zhang Ruilin
	Name:	Zhang Ruilin
	Title:	Director

TPG STAR ENERGY LTD.
By:
Name:
Title:

SINO LINK LIMITED
By:
Name:
Title:

FAR EAST ENERGY LIMITED
By:	/s/ Zhao Jiangwei
	Name:	Zhao Jiangwei
	Title:	Director

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:
Name:
Title:

MI ENERGY CORPORATION
By:
Name:
Title:

TPG STAR ENERGY LTD.
By:
Name:
Title:

For and on behalf of SINO LINK LIMITED SINO LINK LIMITED
By:	/s/
	Name:	BAO Xueqing
	Title:	Director

FAR EAST ENERGY LIMITED
By:
Name:
Title:

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:
Name:
Title:

MI ENERGY CORPORATION
By:
Name:
Title:

TPG STAR ENERGY LTD.
By:	/s/ Clive D. Bode
Name:
Title:

SINO LINK LIMITED
By:
Name:
Title:

FAR EAST ENERGY LIMITED
By:
Name:
Title:

SCHEDULE 1
MATTERS REQUIRING SPECIAL APPROVAL OF THE BOARD
(i)	Any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	Any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	Any material change in the scope of business of the Company or MIE;

(iv)	The creation, grant or issuance of any New Securities by the Company or of any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that, (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliate) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the TPG SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares.

(v)	Any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the TPG SPA) or a redemption of any Shares held by Sino Link pursuant to the put option granted to Sino Link under the Sino Link SPA;

(vi)	Change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	Any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except for the deemed dividend distribution referred to in Clause 5.1(a)(xiv) of the TPG SPA and any additional deemed dividend distribution (which shall not involve any cash distribution) in connection with any additional equity investment by one or more third parties in the Company in an aggregate amount not to exceed US$12,000,000 for the sole purpose of forgiving or writing off the MIE Loan (as defined in the TPG SPA);

(viii)	Any repayment by MIE of any loan from a direct or indirect Shareholder;

(ix)	Incurrence of annual expenses by the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then current annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expenses, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	Incurring any additional Indebtedness (other than any Indebtedness incurred under the CITIC KaWah Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the TPG Completion and US$40,000,000 during the 24-month period following the date of the completion under the TPG SPA;

(xi)	Entry by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	Entry by any member of the MIE Group into any transaction with any Affiliate or any Shareholder, director, officer or shareholder of the Company or Affiliate of any Shareholder, director, officer or shareholder of the Company outside the ordinary course of business, including but not limited to the waiver or release of any rights of such member of the MIE Group and the write-off or forgiveness of any Indebtedness owed to such member of the MIE Group (other than (a) the write-off or forgiveness of the MIE Loan as contemplated by the TPG SPA or under paragraph (vii) above, (b) any Pre-Approved Affiliate Transaction, and (c) any transactions between the Company and MIE to transfer to MIE the proceeds from the sale of 2,145,749 Series A Preferred Shares to TPG);

(xiii)	Amendment of the Article of Association, Bylaws or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of Series A Preferred Shares;

(xiv)	Any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	Any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	Any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	The creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law, (ii) which any member of the MIE Group is obliged to create under the terms of the CITIC KaWah Facility), or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the TPG SPA or the Sino Link SPA);

(xviii)	(i) Acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	Any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000;

(xx)	The determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with the Restated Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company; and

(xxi)	The delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.